250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 745-1976

Arrow Reports Record Net Income for 2016, Continued Strong Loan Growth

•	Net income for 2016 reached a record high of $26.5 million, up 7.6% over 2015.

•	Diluted Earnings Per Share (EPS) grew 6.5% to a record $1.97 for the year.

•	Period-end total loan balances reached a new record with double-digit growth for the third consecutive year.

•	Record highs also achieved for year-end total assets and total equity, as well as assets under trust administration and investment management.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (January 20, 2017) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and 12-month periods ended December 31, 2016. For the year ended December 31, 2016, net income was a record $26.5 million, up 7.6% over net income of $24.7 million for 2015. Diluted EPS was a record $1.97 up 6.5% from $1.85 in 2015. Return on average equity (ROE) and return on average assets (ROA) were 11.79% and 1.06%, respectively, for the year, as compared to 11.86% and 1.05%, respectively, for 2015. Net income for the fourth quarter of 2016 was $6.6 million, an increase of $31 thousand, or 0.5%, from the fourth quarter of 2015. Diluted EPS of $0.49 for the quarter was unchanged from the comparable 2015 quarter.

Arrow President and CEO Tom Murphy stated, "Arrow's excellent results for 2016 demonstrates the strength of our Company and its commitment to community banking. We grew our loan portfolio 11.4% last year to a new record high, driven in large part by the consumer lending division. We also reported records for net income, total equity and assets under trust administration and investment management at year-end. I thank the entire team for their hard work to deliver value to our customers, communities and shareholders."

The following list expands on our fourth-quarter and year-to-date results:

Net Interest Income: Our net interest income, on a tax-equivalent basis (a non-GAAP financial measure), increased by $1.1 million, or 6.0%, in the fourth quarter of 2016, as compared to the fourth quarter of 2015, due to a similar increase in the level of our interest-earning assets between the periods and our continued repositioning of our asset portfolio in favor of loans versus investment securities. Our tax-equivalent net interest margin (NIM), also a non-GAAP measure, was 3.17% for the fourth quarter of 2016, up slightly from 3.15% for the fourth quarter of 2015. While our continued loan growth has been the primary driver for maintaining a stable NIM for the past three years, our increased ratio of non-interest-bearing demand deposits to total deposits has helped limit the increase in our cost of funds.

Loan Growth: At December 31, 2016, our loan portfolio reached a record high of $1.8 billion, up $179.3 million, or 11.4%, from the prior-year level. We experienced growth in all three of our major segments: commercial, consumer and residential real estate. This represents our third consecutive year of double-digit loan growth.

Consumer loans, primarily indirect automobile loans, led the way with 15.7% growth during 2016 to $537.4 million. We maintain an extensive network of automobile dealer relationships throughout Upstate New York and Vermont. Indirect loan originations have increased significantly over the past two years and the average maturities of these originations have continued to rise slowly. In the most recent quarters, average yields on indirect originations have slowly begun to increase. Residential real estate loans were up $57.2 million, or 9.2%, at year-end compared to the prior year-end. The outstanding balance at December 31, 2016, of $679.1 million represented 38.7% of the loan portfolio. During 2016, we originated $153.6 million of residential real estate loans, up 6.6% from approximately $144.2 million million of originations in 2015. With the increase in longer-term interest rates, our gain on the sale of residential real estate loan originations declined in the fourth quarter of 2016 compared to the same quarter of 2015. The decline was attributable to both a decrease in the amount of loans sold and a narrowing of the premium received on these sales. Commercial and commercial real estate loan growth remained strong throughout 2016 with the portfolio increasing by $49.3 million, or 10.1%, to $536.8 million.

Deposit Growth: At December 31, 2016, our deposit balances reached $2.1 billion, up by $86.1 million, or 4.2%, from the prior-year level. Noninterest-bearing deposits grew by $28.5 million or 8.0% during 2016, and represented 18.3% of total deposits at year-end, up from the prior-year level of 17.7%. This increase positively impacted our net interest margin.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management at December 31, 2016, rose to a record $1.3 billion, an increase of 5.6%, from the December 31, 2015, balance of $1.2 billion. The growth in balances was generally attributable to a net gain in market value of assets under management as well as the addition of new accounts. For the 2016 fourth quarter, income from fiduciary activities was $1.9 million, up 4% from the same period in 2015.

Insurance Agency Operations: Insurance income for the year ended December 31, 2016, declined by $300 thousand, or 3.3%, to $8.67 million from $8.97 million in 2015. This decrease was primarily attributable to our October 2015 sale to an unrelated third party of one of our wholly owned insurance subsidiaries that engaged in offering insurance services to out-of-market amateur sports management associations.

Securities Transactions: Late in the fourth quarter, yields on fixed income securities increased significantly causing the U.S. Treasury yield curve to steepen. As part of ongoing balance sheet management, we executed security transactions where we sold U.S. Agency debentures and U.S. Agency issued mortgage-backed securities with short maturities from our available-for-sale portfolio, realizing a $166 thousand loss on sale. Utilizing the sales proceeds, we purchased U.S. Treasury Notes and U.S. Agency issued mortgage-backed securities in the three to five year maturity range, which were allocated to the available-for-sale portfolio.

Asset Quality: Asset quality remained strong, as measured by our low levels of nonperforming assets and charge-offs. Net loan losses for the fourth quarter of 2016, expressed as an annualized percentage of average loans outstanding, were 0.10%. Our net loan losses for the full year 2016 were 0.06% of average loans outstanding, unchanged from the 2015 ratio. Nonperforming assets of $7.2 million at December 31, 2016, represented only 0.28% of period-end assets, down from the 2015 year-end ratio of 0.36%.

Our allowance for loan losses was $17.0 million at December 31, 2016, which represented 0.97% of loans outstanding, a decrease of five basis points from our ratio of 1.02% at year-end 2015. This decrease was primarily driven by continued strong asset quality indicators. However, the year-over-year provision for loan losses increased by 50.9% primarily driven by strong double-digit loan growth.

Cash and Stock Dividends: The cash dividend of $0.25 per share paid to our shareholders in the 2016 fourth quarter represented a 3% increase in the cash dividend paid by us in the 2015 quarter, as adjusted for (and reflecting) the 3% stock dividend distributed by us on September 29, 2016. This was our 23rd consecutive year of increased cash dividends. All prior-period per share data have been adjusted to reflect our September 29, 2016 stock dividend.

Capital: Total shareholders’ equity grew to a record of $232.9 million at period-end, an increase of $18.9 million, or 8.8%, above the year-end 2015 balance. This rate of increase exceeded our rate of growth in total assets for the year. Arrow's regulatory capital ratios remained strong in 2016. At December 31, 2016, the company's Common Equity Tier 1 Capital Ratio was 12.97% and total risk-based capital ratio was 15.15%. The capital ratios of the company and both its subsidiary banks continued to significantly exceed the “well capitalized” regulatory standards, the highest category.

Peer Group: Many of our key operating ratios have consistently compared favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is as of and for the period ended September 30, 2016. For that period, our return on average equity (ROE) was 11.91%, as compared to 8.54% for our peer group.

As of December 31, 2016, our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.31%, as compared to the 0.83% ratio achieved by our peer group as of September 30, 2016 (as identified in the most recent FRB Report), while our net loan losses of 0.06% for the year ended December 31, 2016, were slightly below the peer result for the period ended September 30, 2016 (as identified in the most recent FRB Report), of 0.07% (annualized).

Industry Recognition: In 2016 Arrow received various industry recognitions. Arrow was named one of "America's 50 Most Trustworthy Financial Companies" by Forbes for the fifth consecutive year. Arrow appeared in Bank Director Magazine’s annual “Bank Performance Scorecard” as one of the top-performing banks in the country. And Arrow received the Raymond James Community Bankers Cup for its "superior financial performance."

Finally, both of the Company's two banking subsidiaries also maintained their 5-Star Superior Bank Rating by BauerFinancial, Inc. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 39 and 31 quarters, respectively.

——————

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$16,258	$14,903	$62,823	$56,856
Interest on Deposits at Banks	52	34	152	94
Interest and Dividends on Investment Securities:
Fully Taxable	1,940	2,107	7,934	8,043
Exempt from Federal Taxes	1,520	1,466	6,006	5,745
Total Interest and Dividend Income	19,770	18,510	76,915	70,738
INTEREST EXPENSE
Interest-Bearing Checking Accounts	339	316	1,280	1,276
Savings Deposits	255	203	932	741
Time Deposits of $100,000 or More	140	89	453	356
Other Time Deposits	161	176	658	742
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	9	5	33	20
Federal Home Loan Bank Advances	327	293	1,340	1,097
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	173	149	660	581
Total Interest Expense	1,404	1,231	5,356	4,813
NET INTEREST INCOME	18,366	17,279	71,559	65,925
Provision for Loan Losses	483	465	2,033	1,347
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	17,883	16,814	69,526	64,578
NONINTEREST INCOME
Income From Fiduciary Activities	1,929	1,855	7,783	7,762
Fees for Other Services to Customers	2,325	2,316	9,469	9,220
Net (Loss) Gain on Securities Transactions	(166)	23	(22)	129
Insurance Commissions	2,200	2,118	8,668	8,967
Net Gain on Sales of Loans	172	204	821	692
Other Operating Income	188	171	1,113	1,354
Total Noninterest Income	6,648	6,687	27,832	28,124
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,107	8,487	34,330	33,064
Occupancy Expenses, Net	2,179	2,161	9,402	9,267
FDIC Assessments	232	313	1,076	1,186
Other Operating Expense	3,754	3,281	14,801	13,913
Total Noninterest Expense	15,272	14,242	59,609	57,430
INCOME BEFORE PROVISION FOR INCOME TAXES	9,259	9,259	37,749	35,272
Provision for Income Taxes	2,659	2,690	11,215	10,610
NET INCOME	$6,600	$6,569	$26,534	$24,662
Average Shares Outstanding[1]:
Basic	13,441	13,306	13,391	13,281
Diluted	13,565	13,368	13,476	13,330
Per Common Share:
Basic Earnings	$0.49	$0.49	$1.98	$1.86
Diluted Earnings	0.49	0.49	1.97	1.85
[1] Share and per share data have been restated for the September 29, 2016, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Cash and Due From Banks	$43,024	$34,816
Interest-Bearing Deposits at Banks	14,331	16,252
Investment Securities:
Available-for-Sale	346,996	402,309
Held-to-Maturity (Approximate Fair Value of $343,751 at December 31, 2016, and $325,930 at December 31, 2015)	345,427	320,611
Other Investments	10,912	8,839
Loans	1,753,268	1,573,952
Allowance for Loan Losses	(17,012)	(16,038)
Net Loans	1,736,256	1,557,914
Premises and Equipment, Net	26,938	27,440
Goodwill	21,873	21,873
Other Intangible Assets, Net	2,696	3,107
Other Assets	56,789	53,027
Total Assets	$2,605,242	$2,446,188
LIABILITIES
Noninterest-Bearing Deposits	$387,280	$358,751
Interest-Bearing Checking Accounts	877,988	887,317
Savings Deposits	651,965	594,538
Time Deposits of $100,000 or More	74,778	59,792
Other Time Deposits	124,535	130,025
Total Deposits	2,116,546	2,030,423
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	35,836	23,173
Federal Home Loan Bank Overnight Advances	123,000	82,000
Federal Home Loan Bank Term Advances	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Other Liabilities	22,008	21,621
Total Liabilities	2,372,390	2,232,217
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,943,201 Shares Issued at December 31, 2016, and 17,420,776 Shares Issued at December 31, 2015)	17,943	17,421
Additional Paid-in Capital	270,880	250,680
Retained Earnings	28,644	32,139
Unallocated ESOP Shares (19,466 Shares at December 31, 2016, and 55,275 Shares at December 31, 2015)	(400)	(1,100)
Accumulated Other Comprehensive Loss	(6,834)	(7,972)
Treasury Stock, at Cost (4,441,093 Shares at December 31, 2016, and 4,426,072 Shares at December 31, 2015)	(77,381)	(77,197)
Total Stockholders’ Equity	232,852	213,971
Total Liabilities and Stockholders’ Equity	$2,605,242	$2,446,188

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Net Income	$6,600	$6,738	$6,647	$6,549	$6,569
Transactions Recorded in Net Income (Net of Tax):
Net (Loss) Gain on Securities Transactions	(101)	—	88	—	14
Share and Per Share Data:[1]
Period End Shares Outstanding	13,483	13,426	13,388	13,361	13,328
Basic Average Shares Outstanding	13,441	13,407	13,372	13,343	13,306
Diluted Average Shares Outstanding	13,565	13,497	13,429	13,379	13,368
Basic Earnings Per Share	$0.49	$0.50	$0.50	$0.49	$0.49
Diluted Earnings Per Share	0.49	0.50	0.49	0.49	0.49
Cash Dividend Per Share	0.250	0.243	0.243	0.243	0.243
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$34,731	$21,635	$22,195	$21,166	$44,603
Investment Securities	684,906	696,712	701,526	716,523	716,947
Loans	1,726,738	1,680,850	1,649,401	1,595,018	1,556,234
Deposits	2,160,156	2,063,832	2,082,449	2,069,964	2,075,825
Other Borrowed Funds	157,044	209,946	165,853	143,274	127,471
Shareholders’ Equity	230,198	228,048	223,234	218,307	213,219
Total Assets	2,572,425	2,528,124	2,496,795	2,456,431	2,442,964
Return on Average Assets	1.02%	1.06%	1.07%	1.07%	1.07%
Return on Average Equity	11.41%	11.75%	11.98%	12.07%	12.22%
Return on Tangible Equity[2]	12.77%	13.18%	13.47%	13.62%	13.86%
Average Earning Assets	$2,446,375	$2,399,197	$2,373,122	$2,332,707	$2,317,784
Average Paying Liabilities	1,933,974	1,892,583	1,891,017	1,867,455	1,854,549
Interest Income, Tax-Equivalent	20,880	20,403	20,343	19,745	19,619
Interest Expense	1,404	1,405	1,284	1,263	1,231
Net Interest Income, Tax-Equivalent	19,476	18,998	19,059	18,482	18,388
Tax-Equivalent Adjustment	1,110	1,121	1,106	1,119	1,109
Net Interest Margin [3]	3.17%	3.15%	3.23%	3.19%	3.15%
Efficiency Ratio Calculation:
Noninterest Expense	$15,272	$15,082	$14,884	$14,370	$14,242
Less: Intangible Asset Amortization	73	74	74	75	78
Net Noninterest Expense	$15,199	$15,008	$14,810	$14,295	$14,164
Net Interest Income, Tax-Equivalent	$19,475	$18,998	$19,059	$18,482	$18,388
Noninterest Income	6,648	7,114	7,194	6,875	6,687
Less: Net Securities (Losses) Gains	(166)	—	144	—	23
Net Gross Income	$26,289	$26,112	$26,109	$25,357	$25,052
Efficiency Ratio	57.82%	57.48%	56.72%	56.37%	56.54%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$232,852	$229,208	$225,373	$220,703	$213,971
Book Value per Share	17.27	17.07	16.83	16.52	16.05
Intangible Assets	24,569	24,675	24,758	24,872	24,980
Tangible Book Value per Share [2]	15.45	15.23	14.98	14.66	14.18
Capital Ratios:
Tier 1 Leverage Ratio	9.47%	9.44%	9.37%	9.36%	9.25%
Common Equity Tier 1 Capital Ratio	12.97%	12.80%	12.74%	12.84%	12.82%
Tier 1 Risk-Based Capital Ratio	14.14%	13.98%	13.95%	14.08%	14.08%
Total Risk-Based Capital Ratio	15.15%	14.99%	14.96%	15.09%	15.09%
Assets Under Trust Administration and Investment Management	$1,301,408	$1,284,051	$1,250,770	$1,231,237	$1,232,890

1Share and Per Share Data have been restated for the September 29, 2016, 3% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 29, 2016 3% stock dividend.

2.
Tangible Book Value, Tangible Equity, and Return on Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
	Total Stockholders' Equity (GAAP)	$232,852	$229,208	$225,373	$220,703	$213,971
	Less: Goodwill and Other Intangible assets, net	24,569	24,675	24,758	24,872	24,980
	Tangible Equity (Non-GAAP)	$208,283	$204,533	$200,615	$195,831	$188,991

	Period End Shares Outstanding	13,483	13,426	13,388	13,361	13,328
	Tangible Book Value per Share (Non-GAAP)	$15.45	$15.23	$14.98	$14.66	$14.18
	Net Income	6,600	6,738	6,647	6,549	6,569
	Return on Tangible Equity (Net Income/Tangible Equity - Annualized)	12.77%	13.18%	13.47%	13.62%	13.86%

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
	Interest Income (GAAP)	$19,770	$19,282	$19,237	$18,626	$18,510
	Add: Tax Equivalent Adjustment (Non-GAAP)	1,110	1,121	1,106	1,119	1,109
	Interest Income - Tax Equivalent (Non-GAAP)	$20,880	$20,403	$20,343	$19,745	$19,619

	Net Interest Income (GAAP)	$18,366	$17,877	$17,953	$17,363	$17,279
	Add: Tax-Equivalent adjustment (Non-GAAP)	1,110	1,121	1,106	1,119	1,109
	Net Interest Income - Tax Equivalent (Non-GAAP)	$19,476	$18,998	$19,059	$18,482	$18,388
	Average Earning Assets	2,446,375	2,399,197	2,373,122	2,332,707	2,317,784
	Net Interest Margin (Non-GAAP)*	3.17%	3.15%	3.23%	3.19%	3.15%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with bank regulatory capital rules. All prior quarters reflect actual results. The December 31, 2016 CET1 ratio listed in the tables (i.e., 12.92%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
	Total Risk Weighted Assets	1,707,829	1,690,646	1,662,381	1,617,957	1,590,129
	Common Equity Tier 1 Capital	232,852	216,382	211,801	207,777	203,848
	Common Equity Tier 1 Ratio	12.97%	12.80%	12.74%	12.84%	12.82%

     * Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2016	12/31/2015
Loan Portfolio
Commercial Loans	$105,155	$102,587
Commercial Real Estate Loans	431,646	384,939
Subtotal Commercial Loan Portfolio	536,801	487,526
Consumer Loans (Primarily Indirect Automobile Loans)	537,361	464,523
Residential Real Estate Loans	679,106	621,903
Total Loans	$1,753,268	$1,573,952
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$16,975	$15,774
Loans Charged-off	(486)	(271)
Recoveries of Loans Previously Charged-off	40	70
Net Loans Charged-off	(446)	(201)
Provision for Loan Losses	483	465
Allowance for Loan Losses, End of Quarter	$17,012	$16,038
Nonperforming Assets
Nonaccrual Loans	$4,193	$6,433
Loans Past Due 90 or More Days and Accruing	1,201	187
Loans Restructured and in Compliance with Modified Terms	106	286
Total Nonperforming Loans	5,500	6,906
Repossessed Assets	101	140
Other Real Estate Owned	1,585	1,878
Total Nonperforming Assets	$7,186	$8,924
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.10%	0.05%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.11%	0.12%
Allowance for Loan Losses to Period-End Loans	0.97%	1.02%
Allowance for Loan Losses to Period-End Nonperforming Loans	309.31%	232.24%
Nonperforming Loans to Period-End Loans	0.31%	0.44%
Nonperforming Assets to Period-End Assets	0.28%	0.36%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$16,038	$15,570
Loans Charged-off	(1,270)	(1,106)
Recoveries of Loans Previously Charged-off	211	227
Net Loans Charged-off	(1,059)	(879)
Provision for Loan Losses	2,033	1,347
Allowance for Loan Losses, End of Year	$17,012	$16,038
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.06%	0.06%
Provision for Loan Losses to Average Loans	0.12%	0.09%